Exhibit 99.1

FOR IMMEDIATE RELEASE
Introgen Therapeutics Reports Third Quarter 2006 Financial Results In Line with Expectations
AUSTIN, TX, November 6, 2006 — Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today its results for the quarter ended September 30, 2006, reporting progress during the period in its research and development, clinical and regulatory programs.
During the quarter, Introgen used cash, cash equivalents and short-term investments of $5.0 million to conduct its operations. Introgen’s cash, cash equivalents, marketable securities and short-term investments were $18.9 million at September 30, 2006.
Revenue was $733,000 for the quarter ended September 30, 2006, compared to revenue of $98,000 for the quarter ended June 30, 2006 and $398,000 for the quarter ended September 30, 2005. Operating expense was $6.8 million for the quarter ended September 30, 2006 and $8.2 million for the quarter ended June 30, 2006, which includes $1.2 million and $1.6 million, respectively, of expense related to stock options primarily resulting from the implementation of Statement of Financial Accounting Standard No. 123R, “Share-Based Payments.” Operating expense was $6.7 million for the quarter ended September 30, 2005, including no expense related to stock options.
Introgen reported a net loss of $5.7 million, or $0.15 per share, for the quarter ended September 30, 2006. These results compare to a net loss of $7.7 million, or $0.21 per share, for the previous quarter ended June 30, 2006 and a net loss of $6.1 million, or $0.18 per share, for the comparable quarter ended September 30, 2005.
Introgen reported a net loss of $21.6 million, or $0.58 per share, for the nine months ended September 30, 2006. These results compare to a net loss of $19.4 million, or $0.61 per share, for the nine months ended September 30, 2005. Revenue was $1.1 million for the nine months ended September 30, 2006, compared to revenue of $1.2 million for the nine months ended September30, 2005. Operating expense was $23.8 million for the nine months ended September 30, 2006, which includes $5.0 million of expense related to stock options primarily resulting from the implementation of Statement of Financial Accounting Standard No. 123R, “Share-Based Payments.” Operating expense was $21.5 million for the nine months ended September 30, 2005, including $799,000 of expense related to stock options.
Upcoming Conference Call
The company is announcing today that it will schedule a conference call before the end of the year to review the financial results reported today and to discuss regulatory developments concerning

ADVEXIN as well as other research and development programs. Details of the conference call will be announced at a later time.
Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its research programs and clinical development program for treatment of cancer or other diseases and Introgen’s financial performance. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission, including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s website at www.introgen.com
Contact:
Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	SEPTEMBER 30,	DECEMBER 31,
	2006	2005
	(Unaudited)
	(Thousands)
CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	16,502	33,122

MARKETABLE SECURITIES	2,379	2,892

OTHER CURRENT ASSETS	303	297

PROPERTY AND EQUIPMENT, NET	5,379	6,181

GRANT RIGHTS ACQUIRED	0	163

OTHER ASSETS	297	326

TOTAL ASSETS	$24,860	$42,981

ACCOUNTS PAYABLE, ACCRUALS AND OTHER CURRENT LIABILITIES	$6,685	$6,782

NOTES PAYABLE, NET OF CURRENT PORTION	7,550	7,784

OTHER LONG TERM LIABILITIES	758	1,404

TOTAL LIABILITIES	14,993	15,970

TOTAL STOCKHOLDERS’ EQUITY	9,867	27,011

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,860	$42,981

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2006	2005	2006	2005
	(Thousands except per share information.)
CONTRACT SERVICES, GRANT AND
OTHER REVENUE	$733	$398	$1,056	$1,243

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	4,256	5,090	14,198	16,029
GENERAL AND ADMINISTRATIVE	2,546	1,657	9,615	5,473

TOTAL OPERATING EXPENSES	6,802	6,747	23,813	21,502

LOSS FROM OPERATIONS	(6,069)	(6,349)	(22,757)	(20,259)

INTEREST INCOME, INTEREST EXPENSE AND
OTHER INCOME, NET	331	285	1,109	903

NET (LOSS)	($5,738)	($6,064)	($21,648)	($19,356)

NET LOSS PER SHARE, BASIC AND DILUTED	($0.15)	($0.18)	($0.58)	($0.61)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	37,245	33,394	37,213	31,782